EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	W. Michael Smith
Chief Operating Officer
(972) 301-2450
www.remotedynamics.com

Remote Dynamics Changes Fiscal Year End to Dec. 31

RICHARDSON, Texas, Mar. 8, 2005 – Remote Dynamics, Inc. (NASDAQ: REDI), a leading provider of telematics-based management solutions for commercial fleets, today announced that its board of directors passed a resolution effective March 3, 2005 changing the company’s fiscal year end from August 31 to December 31. The company will file a transition report on Form 10-KT for the period beginning September 1, 2005 and ending December 31, 2005 within the required 90 day period following December 31, 2005.

“With this fiscal year end change, the company returns to a traditional Dec. 31 fiscal year end which more closely aligns our fiscal reporting periods with the company’s strategic business plans,” said Dennis R. Casey, president and chief executive officer. In May of 2002, the company had changed its fiscal year end from Dec. 31 to Aug. 31 to match the fiscal year of its former majority stockholder in an effort to reduce audit-related expenses,” said Mr. Casey.

In accordance with SEC rules, the company expects to file quarterly reports on Form 10-Q for the fiscal quarters ending February 28, 2005, May 31, 2005 and November 30, 2005 and an annual report on Form 10-K for the fiscal year ending August 31, 2005.

About Remote Dynamics, Inc.

Remote Dynamics, Inc. (remotedynamics.com) markets, sells and supports state-of-the-art fleet management solutions that contributes to higher customer revenues and improved operator efficiency. Combining the technologies of the global positioning system (GPS) and wireless vehicle telematics, the company’s solutions improve the productivity of mobile workers by providing real time position reports, route information and exception based reporting designed to highlight mobile workforce inefficiencies. Based in Richardson, Texas, the company also markets, sells and supports a customized, GPS-based fleet management solutions for large fleets like SBC Communications, Inc., which has approximately 30,000 installed vehicles now in operation.

(REDI346)

“Remote Dynamics,” and its associated logotype is a trademark and service mark of Remote Dynamics, Inc.